UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 13, 2008
(Date of earliest event reported)
ORIGEN FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	Commission File No. 000-50721	20-0145649 (IRS Employer I.D. No.)
27777 Franklin Road
Suite 1700
Southfield, Michigan 48034
(Address of principal executive offices)
(248) 746-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On November 13, 2008, the board of directors of Origen Financial, Inc., pursuant to its authority under Origen’s bylaws, increased the size of the board from six to seven directors. The board also appointed Jonathan S. Aaron as a director to fill the newly-created vacancy for a term of office expiring at the annual meeting of Origen’s stockholders to be held in 2009.
     Mr. Aaron has served as Assistant to the President of Guardian Industries Corp., a privately held manufacturing company located in Auburn Hills, Michigan, since 2004. From 1999 to 2004, Mr. Aaron served as corporate counsel with Lason Inc., an information management services company. Among other community and charitable activities, Mr. Aaron serves on the Investment Committee of the Jewish Federation of Metro Detroit’s Board of Governors and has served as a board member of the Children’s Hospital of Michigan Foundation. He is a graduate of the University of Michigan and the Michigan State University College of Law.
     Mr. Aaron is the spouse of the step-daughter of William M. Davidson and Mr. Davidson is the principal of Guardian Industries Corp., Mr. Aaron’s employer.
     Mr. Aaron owns 40% of the equity interests of Woodward Holding, LLC, which owns 1,750,000 shares of Origen’s common stock, which represents approximately 6.7% of Origen’s outstanding common shares. Paul A. Halpern, the Chairman of Origen’s board of directors, owns the remaining 60% of the equity interest of Woodward Holding, LLC and is the sole manager of Woodward Holding, LLC. Mr. Halpern is employed by Guardian Industries Corp. and its affiliates.
     In April 2008, Origen completed a $46 million secured financing provided by the William M. Davidson Trust u/a/d 12/13/04 (the “Lender”). In addition, Origen and the Lender made certain amendments to a $15 million loan originally made by the Lender to Origen on September 11, 2007. The Lender is a grantor revocable trust established by Mr. Davidson as the grantor. In July 2008, the $15 million loan was repaid in its entirety and approximately $13 million in principal amount of the $46 million loan was repaid. The outstanding principal amount of the loan bears interest at 14.5% per year, is due on April 8, 2011 and is secured by all of Origen’s assets. In connection with the loan, in April 2008 Origen issued a five-year stock purchase warrant to the Lender to purchase 2,600,000 shares of Origen’s stock at an exercise price of $1.22 per share. The aggregate outstanding balance of the loan was $29.3 million at September 30, 2008, net of the unamortized discount related to the fair value of the stock purchase warrant. From January 1, 2008 through September 30, 2008, Origen made aggregate interest payments of approximately $3.3 million to the Lender under the loans.
     Although Origen and its board are not obligated under the loan documents or otherwise to appoint Mr. Aaron or any other person to the board, the Origen board and its Nominating and Governance Committee considered appointing Mr. Aaron to serve as a director at the request of Mr. Davidson.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 19, 2007	Origen Financial, Inc.
	By	/s/ W. Anderson Geater
W. Anderson Geater, Jr.
Chief Financial Officer

3